Exhibit 4(d)
CONTRACT SPECIFICATIONS

Contract Number:                                99-9999872

Annuitant:                                           ALCN0P

Age at Issue:                                     51

Contract Date:                                    February 14, 2013

Initial Purchase Payment:                 $20,000.00

Maturity Date:                                    December 9, 2067

Owner(s):                                           CPP2H3CO

Beneficiary Designation:                  Refer to the Client Information Profile

Death Benefit on Contract Date: ENHANCED GUARANTEED MINIMUM DEATH BENEFIT

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:
Minimum Subsequent Purchase Payment Transmitted Electronically: $25
Minimum Subsequent Purchase Payment Transmitted Other Than Electronically: $100
Minimum Allocation to Any One Variable Subaccount: $20
Minimum Allocation to The DCA Fixed Account: $1,500

ACCOUNT FEE:
The Account Fee is $50 per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value equals or exceeds $100,000.00 as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after 15 Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

VARIABLE ACCOUNT:
Lincoln New York Separate Account H for Variable Annuities

VARIABLE ACCOUNT REQUIREMENTS:

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE:

We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentage(s) shown. If on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

Death Benefit Option(s):	Charges:
- Contract Value Death Benefit	1.65%
-Guarantee of Principal Death Benefit	1.70%
-Enhanced Guaranteed Minimum Death Benefit	1.75%

After the contract date, the Owner (or a spouse who continues the Contract as the Owner) may change at any time to a Death Benefit Option with a lower charge than the Death Benefit Option in effect.  Any such change allowed will be effective as of the Valuation Date the request to change the Death Benefit Option is received at the Home Office.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: 1.40%

The daily charge will not exceed the percentage shown.

PERSISTENCY CREDIT

The amount of the Persistency Credit is calculated by multiplying the Contract Value, less any Purchase Payments that have not be invested in this  Contract for a minimum of 12 years, by the quarterly Persistency Credit percentage of 0.10%

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

Transfers cannot be made during the first 30 days.
The amount being transferred may not exceed LNY’s maximum amount limit then in effect.
LNY reserves the right to require a 30 day minimum time period between each transfer.

Maximum Number of Transfers: 12 per Contract Year, excluding automatic DCA transfers. There will be no fee imposed for these twelve (12) transfers. Transfers in excess of 12 per Contract Year must be authorized by LNY.

Transfer Fee: A Transfer Fee not to exceed $50 may be assessed against each transfer after the first 12 transfers made in each Contract Year. The Transfer Fee is deducted from the Variable Subaccounts from which a transfer is made with each such Variable Subaccount bearing a pro rata share of the Transfer Fee. A Transfer Fee will not be imposed against transfers made as a part of an automatic transfer program.

Variable Account:

Minimum Single Transfer Amount From a Variable Subaccount: $300
Minimum Transfer Amount To a Variable Subaccount: $300

DCA Fixed Account:

Minimum Single Transfer to The DCA Fixed Account: Not Applicable
Minimum Single Transfer Amount From the DCA Fixed Account: Not Applicable

WITHDRAWAL AND SURRENDER REQUIREMENTS:

Minimum Partial Withdrawal Amount: $300

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

Determination of the First Annuity Payment Date:

For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

Minimum Annuity Payment Amount: $50

Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 3.0%

Assumed Investment Rate for the Variable Annuity Payment: Between 3.0% - 5.0%

30070BNY CD2(3-10)                                                              NY Legacy  III-C-share